Filed pursuant to Rule 424(b)(5)
Prospectus supplement	Registration No. 333-179831
(To the prospectus dated March 1, 2012 and prospectus supplements dated March 1, 2012, May 9, 2012 and May 7, 2013)

2,315,704 shares

Common stock

Pursuant to the distribution agreements entered into with First Industrial, L.P., a Delaware limited partnership and our operating partnership, and each of Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Raymond James & Associates, Inc., as successor to Morgan Keegan & Company, Inc., Lazard Capital Markets LLC, UBS Securities LLC, Piper Jaffray & Co. and Macquarie Capital (USA) Inc. (collectively, the “Sales Agents”), a form of which was filed as an exhibit to our current report on Form 8-K filed with the Securities and Exchange Commission on March 2, 2012, we sold a total of 2,315,704 shares of our common stock, $0.01 par value per share, in open market transactions on the NYSE between May 1, 2013 and May 31, 2013 through Wells Fargo Securities, LLC and Piper Jaffray & Co. acting as our agents. Of these shares, 1,602,370 shares were sold through Wells Fargo Securities, LLC and 713,334 shares were sold through Piper Jaffray & Co. The weighted average sale price for these transactions was $18.43 per share. We received net proceeds of approximately $41,823,186 from these sales, after payment of SEC filing fees, wire fees and other fees and payment of compensation of approximately $853,548 to certain of our Sales Agents.

On June 28, 2013, Macquarie Capital (USA) Inc. notified us that, effective as of June 28, 2013, it was terminating its distribution agreement. None of the other distribution agreements has been terminated, and the remaining six Sales Agents continue to act as our agents for the offer and sale, from time to time, of shares of our common stock through our “at-the-market” equity offering program.

Our common stock is listed on the NYSE under the symbol “FR.” The last reported sale price of our common stock as reported on the NYSE on August 5, 2013 was $16.46 per share.

Investing in our common stock involves risks that are described in the “Risk factors” section beginning on page S-3 of the prospectus supplement dated March 1, 2012 and beginning on page 7 of our Annual Report on Form 10-K for the year ended December 31, 2012.

This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated March 1, 2012 and the prospectus supplements dated March 1, 2012, May 9, 2012 and May 7, 2013.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 5, 2013